Exhibit 10(ii)

AMENDMENT NUMBER THREE TO

THE NORTHERN TRUST COMPANY THRIFT-INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2005)

WHEREAS, The Northern Trust Company (the “Company”) maintains The Northern Trust Company Thrift-Incentive Plan, As Amended and Restated Effective January 1, 2005, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable to modify certain provisions and to clarify certain other provisions;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the undersigned officer under Section 11.1 of the Plan, the Plan is hereby amended effective January 1, 2006, except as otherwise indicated below, as follows:

1.	To delete sections 2.1(c) and 2.1(d) of the Plan in their entirety and to substitute the following therefor:

	“(c)	(1)	‘Actual Contribution Percentage’ for a specified group of Eligible Employees for a given Plan Year means the average of the ratios, calculated separately for each Eligible Employee in such group, of (i) the sum of the after-tax deposits, if any, contributed by the Eligible Employee to the Plan for such Plan Year and the Matching Contributions, if any, contributed by the Company or a Participating Employer on behalf of such Eligible Employee to the Plan for such Plan Year, to (ii) the Eligible Employee’s compensation (as defined in section 2.1(c)(2) below) for the period of time during such Plan Year in which he or she was an Eligible Employee. The Actual Contribution Percentage for any Highly Compensated Participant who is also eligible to participate in one or more other tax-qualified plans maintained by the Company or its Affiliates with after-tax or matching contributions, shall be calculated as if all such contributions were made under this Plan.”

		(2)	For purposes of sections 2.1(c) and 2.1(d), “compensation” shall mean:

(i) For purposes of determining the Actual Contribution Percentages and Actual Deferral Percentages for Plan Years 1989-2005, the term ‘compensation’ shall mean an Eligible Employee’s wages within the meaning of Code section 3401(a) and all other payments of compensation to the Eligible Employee by the Employer and/or any Affiliate (in the course of the Company’s and/or any Affiliate’s trade or business) for which the Company and/or any Affiliate is required to furnish the Eligible Employee a written statement under Code sections 6041(d), 6051(a)(3) and 6052. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. ‘Compensation’ shall also include any amounts that are not includible in the Eligible Employee’s gross income by reason of sections 125, 132(f)(4), 402(g) and 457 of the Code.; and

(ii) For purposes of determining the Actual Contribution Percentages and Actual Deferral Percentages for any Plan Year beginning on or after January 1, 2006, the term ‘compensation’ shall mean an Eligible Employee’s compensation within the meaning of Code section 414(s) and Treas. Reg. 1.414(s)-1, from the Company and/or any Affiliate for such Plan Year, including any amounts that are not includible in the Eligible Employee’s gross income by reason of sections 125, 132(f)(4), 402(g) and 457 of the Code.

	(d)	‘Actual Deferral Percentage’ for a specified group of Eligible Employees for a given Plan Year means the average of the ratios, calculated separately for each Eligible Employee in such group, of: (i) the before-tax Salary Reduction Contributions, contributed by the Company or a Participating Employer on behalf of each such Eligible Employee for such Plan Year to (ii) the Eligible Employee’s compensation (as defined in section 2.1(c)(2) above) for the period of time during such Plan Year in which he or she was an Eligible Employee. The Actual Deferral Percentage for any Highly Compensated Participant who is also eligible to make elective deferrals under one or more other tax-qualified plans maintained by the Company or its Affiliates, shall be calculated as if all such contributions were made under this Plan.”

2.	Effective as of January 1, 2006, to delete the last sentence of the first paragraph of section 4.1 of the Plan and to add the following as a new last paragraph of section 4.1:

“Anything in the Plan to the contrary notwithstanding, if during any taxable year a Participant is also a participant in another cash or deferred arrangement, and if such Participant’s elective deferrals under such other arrangement together with amounts deposited to the Participant’s Before-Tax Deposit Account exceed the maximum amount permitted for the Participant for that year under section 402(g)

of the Code, the Participant, not later than the date designated by the Committee, following the close of such taxable year, may request the distribution of all or a portion of such excess to such Participant, with the income allocable thereto for the Plan Year of the deferral (determined in accordance with applicable Treasury regulations). Any such request shall be in writing or such other form as the Committee may authorize and shall include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion. If the Participant timely provides such notice, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant’s taxable year. In addition, if the applicable section 402(g) limitation for a Plan Year is exceeded with respect to this Plan alone, or with respect to this Plan and any Related Plan, such excess deposits (with allocable gains or losses) shall be distributed to the Participant as soon as practicable after the Plan is notified of the excess deferrals by the Company, a Participating Employer or the Participant, or otherwise discovers the error (but no later than the April 15 following the close of the Participant’s taxable year). Notwithstanding the foregoing provisions of this section 4.1, the dollar amount of any distribution due hereunder shall be reduced by the dollar amount of any deposits to the Participant’s Before-Tax Deposit Account that were previously distributed to the same Participant pursuant to section 4.4; provided, however, that for purposes of sections 5.3 and 4.3, the correction under this section 4.1 shall be deemed to have occurred before the correction under section 4.4.”

3.	Effective as of January 1, 2006, to delete the phrase “the preceding Plan Year” wherever it appears in sections 4.3(b) and 5.7(a) and to substitute the phrase “the Plan Year” therefor.

4.	Effective as of January 1, 2006, to delete section 5.3(e) in its entirety and to substitute the following therefor:

	“(e)	For purposes of this section 5.3, the term ‘compensation’ shall mean wages within the meaning of Code section 3401(a) and all other payments of compensation to an Eligible Employee by the Company or an Affiliate (in the course of the Company’s or Affiliate’s trade or business) for which the Company or Affiliate is required to furnish the Eligible Employee a written statement under Code sections 6041(d), 6051(a)(3) and 6052. Compensation must be determined without regard to any rules under Code section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. ‘Compensation’ shall also include any amounts that are not includible in the Eligible Employee’s gross income by reason of sections 125, 132(f)(4), 402(g) and 457 of the Code.”

5.	Effective as of January 1, 2006, to delete section 5.7(c) of the Plan in its entirety and to substitute the following therefor:

	“(c)	Deposits by Participants who are not Highly Compensated Participants to their After-Tax Deposit Accounts and Matching Contributions made on account of Participants who are not Highly Compensated Participants shall be valid and shall not be affected by this section. The Unvested Portion of Matching Contributions that is reduced pursuant to the preceding provisions of this section for the Plan Year, adjusted for earnings, gains and losses allocable thereto pursuant to section 401(m) of the Code for such Plan Year, shall be forfeited and treated as a Forfeiture in accordance with section 5.5, and the reduced after-tax deposits and the Vested Portion of such reduced Matching Contributions, adjusted for earnings, gains and losses allocable thereto, shall be paid directly to the applicable Participant. After-tax deposits shall be reduced first. If after-tax deposits are not sufficient to satisfy the necessary reduction, the Vested and Unvested Portions of the Matching Contribution Account shall be reduced and forfeited, respectively, pro rata based upon the vested percentage of the Participant’s Matching Contribution Account, to the extent necessary to satisfy such reduction. The calculations, reductions, allocations, forfeitures and payments required by this section shall be made by the Committee with respect to a Plan Year at any time prior to the close of the following Plan Year. For purposes of this subsection (c), allocable earnings, gains and losses shall be determined under a reasonable, nondiscriminatory method that is used consistently for all distributions to Participants and Forfeitures of Matching Contributions for the Plan Year, and is used to allocate income to Participants’ accounts.”

6.	Effective as of the date this Amendment is executed, to delete the phrase “in accordance with sections 8.5 and 9.4 of the Plan” in item (v) of the third paragraph of section 14.1 of the Plan and to substitute the following therefor:

“in accordance with section 8.5 of the Plan.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 6th of June, 2006 effective as of the dates indicated above.

THE NORTHERN TRUST COMPANY

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head